Exhibit 10.1

Separation Agreement

1)

People and organizations covered by this Agreement. In this Agreement, “you” means William Cavanagh, your heirs, administrators, and assigns. “We” or “us” means Isoray Medical, Inc., its predecessors, successors, assigns, divisions, affiliates, parents, subsidiaries, and related corporations, and all past and present officers, directors, employees, shareholders, insurers, fiduciaries, and agents of Isoray Medical, Inc. (in both their individual and representative capacities). “Agreement” means this Separation Agreement.

2)

Issues and claims you are giving up. You agree that in exchange for the payments and benefits listed in paragraph (3) below, this Agreement settles any and all issues and claims that you have against us in any way related to your employment with or separation from employment with us, according to the terms in this Agreement. By signing this Agreement you voluntarily, knowingly and completely release us from any and all such claims. Those claims are therefore completely extinguished. In exchange for the payments and benefits described in paragraph (3) below, you are giving up:

a)

All legal and equitable rights arising out of your employment or separation from employment with us. This includes but is not limited to any and all liabilities and claims, direct or indirect, under any local, state or federal authority. This includes but is not limited to city, county, Washington and federal statutes, regulations, executive orders, ordinances, and common law dealing with the enforcement of the rights of employees.

b)

Any and all wage claims, claims of discrimination, demands, damages, causes of action and suit, claims for compensation, attorney’s fees and expenses on account of or in any way arising out of your employment or separation from employment with us, on or before the effective date of this Agreement.

c)

Although this is not a complete list, here are examples of the specific types of claims you are giving up: Claims under federal law such as the Age Discrimination in Employment Act (ADEA) as amended by the Older Worker Benefits Protection Act (OWBPA), the Americans with Disabilities Act (ADA), the Employee Retirement Income Security Act (ERISA), the Family and Medical Leave Act (FMLA), the Genetic Information Nondiscrimination Act (GINA), Title VII of the Civil Rights Act (relating to protection from discrimination, harassment, and retaliation on the basis of race, color, religion, sex, or national origin), the Lilly Ledbetter Fair Pay Act, the Equal Pay Act (EPA), the National Labor Relations Act (NLRA), the Occupational Safety and Health Act (OSHA), the Sarbanes-Oxley Act, the Worker Adjustment and Retraining Notification Act (WARN Act), and the Uniformed Services Employment and Reemployment Rights Act (USERRA); claims under state law such as the Washington Law Against Discrimination (WLAD), the Washington Paid Family and Medical Leave Law, the Washington Family Care Act, the Washington Paid Sick Leave Law, the Washington Minimum Wage Act, the Washington Equal Pay and Opportunities Act, other Washington employment laws found in RCW Title 49, and related Washington regulations; claims under local law (city or county ordinances); claims for wrongful discharge, discrimination, harassment, interference with protected leave, or retaliation; common law torts (including but not limited to intentional or negligent infliction of emotional distress and invasion of privacy); and any claims or causes of action arising out of any express or implied written or oral communication that we have made.

Separation Agreement – William Cavanagh

d)

The right to seek monetary relief. However, nothing in this Agreement prohibits you from filing a charge or complaint with a government agency, including a challenge to the validity of the waiver provision of this Agreement. For example, signing this Agreement does not prevent you from filing a charge or complaint with the U.S. Equal Employment Opportunity Commission (EEOC), or participating in any investigation conducted by the EEOC, but you would not be able to collect any money for yourself.

3)

What you will receive in exchange for the claims you are giving up. The payments and benefits that you will receive in exchange for giving up the claims described above in paragraph (2) are described here. Payment will be in the form of a check, which will be directly deposited into your designated checking or savings account. After the effective date of this Agreement, you will receive the following from us:

a)

Health benefits: A payment in the amount of $657.26, which is intended to help you with paying for health insurance premiums. This will be reported to the IRS as wages on your Form W-2. This amount will be paid out biweekly, per regular payroll practice for a period of one (1) year following the date of separation.

b)	If you file a claim for unemployment benefits, we will reply that the separation was a mutual decision, and the company is not challenging the award of benefits.

4)

Tax withholding and reporting. We will report payment(s) to the tax authorities as required by law. For wages, we will also make the required withholdings and deductions in accordance with legal requirements before issuing a payment to you. This means that your actual “take-home” pay will be less than the amount designated as wages in paragraph (3) above, because we will need to take out the required withholdings and deductions (such as income taxes). The wage payment(s) indicated above will be included on the W-2 form(s) that you will receive from us. You understand and acknowledge that we are not providing tax advice to you. You further agree to hold harmless and indemnify us from any claims, liens, assessments and taxes that may attach to the proceeds of this Agreement. (In other words, if we have to pay additional amounts to other people or organizations as a result of this Agreement, you will reimburse us and pay our expenses, such as attorney’s fees.)

5)

Status of the wages you have earned. You agree that you have received all wages due and owing to you for services through the date of separation from employment, in a timely manner, in accordance with the federal Fair Labor Standards Act and Washington state law. These wages are separate from any payments made under this Agreement. “Wages” includes regular and overtime pay, commissions, bonuses, and any accrued but unused paid leave, less required withholding. You will not earn any more vacation or other benefits after the date of separation from employment. You acknowledge and agree that no other compensation is owed to you.

Separation Agreement – William Cavanagh

6)

Status of your business expenses. You acknowledge that you have submitted appropriate documentation for business expenses that you incurred while employed with us and that you have been fully reimbursed for those business expenses.

7)	Separation date. You agree that your date of separation from employment was February 7, 2023. (You should not sign this Agreement before your date of separation from employment.)

8)

We will go our separate ways. You relinquish any and all rights regarding recall, reinstatement, or reemployment. You also agree that you will not seek employment with us or any of our affiliates at any future date.

9)

Signing this Agreement does not mean that anyone did anything wrong. It is hereby acknowledged, understood and agreed that neither you nor we admit any wrongdoing or liability of any sort, and that this Agreement is made to end any issue with respect to any claim you have, or believe you have, against us. You agree that we are providing the payments and benefits referred to in paragraph (3) voluntarily. We are not obligated by any Company policy or commitment, or any other obligation, express or implied, to give you the payments and benefits described in paragraph (3), except as provided in this Agreement.

10)

This Agreement will give us a complete defense to a lawsuit. If you sue in court or file a complaint about any employment-related claim or entitlement against us, we will respond that this Agreement gives us a complete defense.

11)

This Agreement is confidential. Except as provided below, you and we agree and promise that the existence, terms, and amounts of this Agreement will be kept strictly confidential and that neither you nor we will in any way (directly or indirectly) communicate or disclose, or cause or participate in the communication or disclosure of that information to anyone else.

a)

We will share information about the existence, terms, and amounts of this Agreement with individuals to the extent they have a legitimate business need to know (e.g., to process payments described in this Agreement).

b)

If a prospective employer asks about your employment with us, we will only provide information about your dates of employment and jobs held, unless you give us permission in writing to release more information to a specific employer.

c)

You may discuss the terms of this Agreement with your spouse (if applicable), attorney, retirement plan adviser, and tax adviser. Your spouse (if applicable) must keep this Agreement confidential. You agree to inform your attorney, retirement plan adviser, and tax adviser that they must also keep the Agreement confidential to the fullest extent possible except in accordance with their professional standards. You are also allowed to discuss this Agreement with the U.S. Equal Employment Opportunity Commission or equivalent state agency, or with other federal or state agencies to the extent necessary to communicate with them regarding your employment with us.

Separation Agreement – William Cavanagh

d)	You or we may disclose the terms of this Agreement if required to do so by legal process or subpoena.

e)

You have the right to disclose or discuss conduct that you reasonably believe under Washington state, federal, or common law to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, or sexual assault, or that is recognized as against a clear mandate of public policy. Your right to discuss these concerns applies to conduct that occurs at the workplace, at work-related events coordinated by or through us, between employees, or between us and an employee, whether on or off the employment premises.

12)

Statements about us. You promise not to make statements that may adversely affect our reputation, business prospects, or future or existing business relationships, except to the extent that you are exercising your rights under state or federal laws, or to the extent you are responding to prospective employers’ inquiries about your previous employment. If you violate this section or any other portion of this Agreement, you may be subject to legal action. However, as noted in Paragraph 11 above, you have the right to disclose or discuss conduct that you reasonably believe under Washington state, federal, or common law to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, or sexual assault, or that is recognized as against a clear mandate of public policy. Your right to discuss these concerns applies to conduct that occurs at the workplace, at work-related events coordinated by or through us, between employees, or between us and an employee, whether on or off the employment premises.

13)

Status of Employment Agreement. You understand and acknowledge you signed an Employment Agreement (“Employment Agreement”), dated May 26, 2021, when you were hired. You further acknowledge there are specific provisions of the Employment Agreement you must continue to comply with, even after your separation from employment and the effective date of this Agreement, including but not limited to, Sections 6 through 8. To the extent there are conflicts between the provisions of the Employment Agreement and the provisions of this Agreement, this Agreement will control.

14)

Confidential and proprietary information. During your employment you were expected to keep our confidential and proprietary information confidential. Under the terms of this agreement, you agree to continue to keep our confidential and proprietary information confidential. You also agree to permanently remove any such information, whether in print or electronic form, that may be in your possession (e.g., on your home computer, mobile device, etc.) and return it to us. Confidential and/or proprietary information is information relating to our business or our operations and/or the products, drawings, plans, processes, or other data that provides us with a competitive advantage and is not common knowledge to the public. Confidential and proprietary information includes, but is not limited to: trade secrets, customer lists, production and sales processes, inventions, financial information, personnel issues, employee medical information, or any other information that is not to be disclosed outside the company or to employees within the company who do not have a business need to know. This restriction does not apply to information which is or becomes public knowledge through the authorized release of information.

Separation Agreement – William Cavanagh

15)

Return of our property. You agree to return all of our property, whether physical or electronic, before you receive any payment described in paragraph (3). Any physical property must be returned in good condition (subject to reasonable wear and tear). You are not required to return official communications that you personally received from management, human resources, or payroll regarding your own employment status, such as an employee handbook, a leave of absence approval, or a notice of a pay change. If you are uncertain whether something needs to be returned, please contact Human Resources. You also agree to not access or attempt to access, directly or indirectly, in any manner whatsoever, our electronic equipment, network or files, including without limitation our email and voicemail systems, our electronic document storage and retrieval systems, and our computer network servers and related equipment.

16)

Notice of immunity under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016: You will not be held criminally or civilly liable under federal or state trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a federal, state, or local government official solely for the purpose of reporting or investigating a suspected violation of law; (2) is made in confidence to an attorney solely for the purpose of reporting or investigating a suspected violation of law; or (3) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If you file a lawsuit for retaliation by us for reporting a suspected violation of law, you may disclose our trade secrets to your attorney and use the trade secret information in the court proceeding if you: (1) file any document containing the trade secret under seal; and (2) do not disclose the trade secret, except pursuant to court order.

17)

Stock options. Any unvested options will terminate immediately. For any vested options, please refer to your individual option agreements and the associated stock option plans under which the options were granted for their termination dates. Most option grants will expire 90 days from February 7, 2023.

18)

You should consult an attorney. You acknowledge, represent and agree that you have carefully read and reviewed the terms of this Agreement. You are advised to review the terms of this Agreement with an attorney of your choice. By signing this Agreement, you declare that you fully understand the final and binding effects of this Agreement and that you sign this Agreement of your own free will for the purpose of making a full settlement and release.

19)

ADEA notice—you have time to consider this Agreement. You acknowledge that in accordance with the Age Discrimination in Employment Act (ADEA), as amended by the Older Worker Benefits Protection Act (OWBPA), we have offered you at least forty-five (45) calendar days to consider signing this Agreement. After signing this Agreement, you will have seven (7) additional calendar days as provided by the OWBPA in which to revoke this Agreement. This Agreement is not effective or enforceable until the eighth (8

Separation Agreement – William Cavanagh

20)	Expiration of Offer. If you want to accept this Agreement, you must sign it no later than March 27, 2023.

21)	Effective date and scope of the Agreement. This Agreement is effective on the eighth (8

22)

Consequences if you or we breach this Agreement. You and we understand and agree that a breach or violation of the terms of this Agreement may cause economic or other damage to the other party. If you breach the Agreement, then we will have the right to go to court to seek money from you to pay for our losses and/or a court order (injunction) to stop you from breaching the Agreement. You have the same right to go to court and seek money or a court order if we breach the Agreement. If either you or we go to court in connection with this Agreement or its breach, the winner (prevailing party) will be entitled to reimbursement for the winner’s reasonable costs and attorney’s fees to the extent allowed by law.

23)

Revocation of this offer. We are making this offer based on certain expectations, and if we learn that those expectations are wrong, then we reserve the right to revoke this offer at any time before providing the payments and benefits described in paragraph (3). Even during the time that this Agreement is not yet effective, we expect that you will comply with the terms of paragraph (11) (which covers the topic of the confidentiality of the terms of this Agreement), paragraph (12) (which covers the topic of not disparaging us), paragraph (14) (which covers the topic of confidential and proprietary information), and paragraph (15) (which covers the topic of our documents and property). We also expect that you have not engaged in undisclosed criminal behavior or serious misconduct that, had we known about it, would have resulted in termination of employment without the payments and benefits offered in paragraph (3).

24)

Severability. If a court with the legal authority to review this Agreement decides that any provision in this Agreement is unenforceable, the court has the authority to modify that provision to make it enforceable or to delete it. Any such actions will not affect the validity of the rest of the Agreement.

Signature of Employee	/s/ William Cavanagh

Date	March 2, 2023

Separation Agreement – William Cavanagh

Signature of Company Representative	/s/ Stepphaine Gaylord

Printed Name of Company Representative	Stepphaine Gaylord

Title	HR Director	Date	March 10, 2023

Separation Agreement – William Cavanagh